UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                        Under the Securities Act of 1934
                                (Amendment No. 5)

                          Korea Equity Fund, Inc. (KEF)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    50063B104
                                 (CUSIP Number)

                                David Nierenberg

                               The D3 Family Funds

                               19605 NE 8th Street

                                 Camas, WA 98607

                                  360-604-8600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 22, 2006
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: |_|

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    18,630 common shares (0.2%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           18,630
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     205,200 Shares (2.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    70,600 common shares (0.8%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           70,600
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     205,200 Shares (2.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    10,950 common shares (0.1%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           10,950
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     205,200 Shares (2.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bahamas
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    40,420 common shares (0.5%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           40,420
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     205,200 shares (2.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    64,600 common shares (0.8%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           64,600
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     205,200 shares (2.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.     Security and Issuer.

            Common Stock of Korea Equity Fund, Inc. a Maryland corporation (the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2.     Identity and Background.

            The D3 Family Funds are Washington State limited partnerships, whose principal business is investing in the equities of public micro-cap issuers. The D3 Family Funds consist of: D3 Family Fund, L.P, D3 Family Retirement Fund, L.P, D3 Children's Fund, L.P, D3 Offshore Fund, L.P., D3 Family Bulldog Fund, L.P. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.     Source and Amount of Funds or Other Consideration

            Source of funds is money invested in the partnership by their partners.

Item 4.     Purpose of Transaction

Item 5.     Interest in Securities of the Issuer.

            (a,b) The D3 Family Funds own and have sole voting power over 205,200 2.4% common shares of KEF.

            (c) N/A

                                                     Transaction
            Fund                                     Date           Transaction     Shares       Price
            D3 Family Fund, L.P.                       3/6/2006     Sold            -4,400       11.09
            D3 Family Fund, L.P.                       3/7/2006     Sold            -2,800       10.83
            D3 Family Fund, L.P.                      3/10/2006     Sold            -5,000       10.66
            D3 Family Fund, L.P.                      3/13/2006     Sold            -5,000       10.85
            D3 Family Fund, L.P.                      3/14/2006     Sold            -2,000       10.83
            D3 Family Fund, L.P.                      3/15/2006     Sold            -3,400       10.91
            D3 Family Fund, L.P.                      3/16/2006     Sold            -6,000       10.94
            D3 Family Fund, L.P.                      3/20/2006     Sold            -6,500       11.05
            D3 Family Fund, L.P.                      3/21/2006     Sold            -7,000       11.07
            D3 Family Fund, L.P.                      3/27/2006     Sold           -19,000       11.01
            D3 Family Fund, L.P.                      3/28/2006     Sold            -7,000       10.97

            D3 Family Fund, L.P.                      3/29/2006     Sold            -6,000       10.92
            D3 Family Fund, L.P.                      3/30/2006     Sold           -15,000       10.96
            D3 Family Fund, L.P.                      3/31/2006     Sold           -15,000       11.14
            D3 Family Fund, L.P.                       4/3/2006     Sold           -35,000       11.18
            D3 Family Fund, L.P.                       4/4/2006     Sold           -25,000       11.24
            D3 Family Fund, L.P.                       4/5/2006     Sold           -20,000       11.32
            D3 Family Fund, L.P.                       4/6/2006     Sold           -22,000       11.24
            D3 Family Fund, L.P.                       4/7/2006     Sold           -27,300       11.36
            D3 Family Retirement Fund, L.P.            3/6/2006     Sold            -1,600       11.09
            D3 Family Retirement Fund, L.P.            3/7/2006     Sold            -1,000       10.83
            D3 Family Retirement Fund, L.P.           3/10/2006     Sold            -1,500       10.66
            D3 Family Retirement Fund, L.P.           3/13/2006     Sold            -2,000       10.85
            D3 Family Retirement Fund, L.P.           3/15/2006     Sold            -1,000       10.91
            D3 Family Retirement Fund, L.P.           3/16/2006     Sold            -2,000       10.94
            D3 Family Retirement Fund, L.P.           3/20/2006     Sold            -2,100       11.05
            D3 Family Retirement Fund, L.P.           3/21/2006     Sold            -2,300       11.07
            D3 Family Retirement Fund, L.P.           3/22/2006     Sold            -5,000       10.93
            D3 Family Retirement Fund, L.P.           3/27/2006     Sold            -7,000       11.01
            D3 Family Retirement Fund, L.P.            4/4/2006     Sold            -6,000       11.24
            D3 Children's Fund, L.P.                   3/6/2006     Sold              -500       11.09
            D3 Children's Fund, L.P.                   3/7/2006     Sold              -400       10.83
            D3 Children's Fund, L.P.                  3/10/2006     Sold              -500       10.66
            D3 Children's Fund, L.P.                  3/13/2006     Sold              -500       10.85
            D3 Children's Fund, L.P.                  3/15/2006     Sold              -500       10.91
            D3 Children's Fund, L.P.                  3/16/2006     Sold              -500       10.94
            D3 Children's Fund, L.P.                  3/20/2006     Sold              -600       11.05
            D3 Children's Fund, L.P.                  3/21/2006     Sold              -600       11.07
            D3 Children's Fund, L.P.                  3/27/2006     Sold            -1,600       11.01
            D3 Children's Fund, L.P.                  3/30/2006     Sold            -5,000       10.96
            D3 Children's Fund, L.P.                   4/4/2006     Sold            -2,000       11.24
            D3 Children's Fund, L.P.                   4/5/2006     Sold            -1,600       11.32
            D3 Offshore Fund, L.P.                     3/6/2006     Sold            -2,300       11.09
            D3 Offshore Fund, L.P.                     3/7/2006     Sold            -1,500       10.83
            D3 Offshore Fund, L.P.                    3/10/2006     Sold            -2,500       10.66
            D3 Offshore Fund, L.P.                    3/13/2006     Sold            -2,500       10.85
            D3 Offshore Fund, L.P.                    3/14/2006     Sold            -1,500       10.83
            D3 Offshore Fund, L.P.                    3/15/2006     Sold            -2,000       10.91
            D3 Offshore Fund, L.P.                    3/16/2006     Sold            -3,100       10.94
            D3 Offshore Fund, L.P.                    3/20/2006     Sold            -3,200       11.05
            D3 Offshore Fund, L.P.                    3/21/2006     Sold            -3,500       11.07
            D3 Offshore Fund, L.P.                    3/22/2006     Sold           -13,600       10.93
            D3 Offshore Fund, L.P.                    3/23/2006     Sold           -22,900       10.91
            D3 Offshore Fund, L.P.                    3/24/2006     Sold           -24,600       10.93
            D3 Offshore Fund, L.P.                    3/27/2006     Sold           -10,000       11.01
            D3 Offshore Fund, L.P.                    3/28/2006     Sold            -8,000       10.97
            D3 Offshore Fund, L.P.                    3/29/2006     Sold           -13,300       10.92
            D3 Offshore Fund, L.P.                    3/30/2006     Sold           -10,800       10.96
            D3 Offshore Fund, L.P.                    3/31/2006     Sold           -15,500       11.14
            D3 Offshore Fund, L.P.                     4/3/2006     Sold           -15,000       11.18
            D3 Offshore Fund, L.P.                     4/4/2006     Sold           -12,000       11.24

            D3 Offshore Fund, L.P.                     4/5/2006     Sold           -10,000       11.32
            D3 Family Bulldog Fund, L.P.              2/13/2006     Bought          10,000        9.89
            D3 Family Bulldog Fund, L.P.              2/15/2006     Bought          10,000        9.93
            D3 Family Bulldog Fund, L.P.               3/6/2006     Sold            -1,300       11.09
            D3 Family Bulldog Fund, L.P.               3/7/2006     Sold              -800       10.83
            D3 Family Bulldog Fund, L.P.              3/10/2006     Sold            -1,500       10.66
            D3 Family Bulldog Fund, L.P.              3/13/2006     Sold            -1,400       10.85
            D3 Family Bulldog Fund, L.P.              3/15/2006     Sold            -1,000       10.91
            D3 Family Bulldog Fund, L.P.              3/16/2006     Sold            -1,700       10.94
            D3 Family Bulldog Fund, L.P.              3/20/2006     Sold            -2,000       11.05
            D3 Family Bulldog Fund, L.P.              3/21/2006     Sold            -2,000       11.07
            D3 Family Bulldog Fund, L.P.              3/27/2006     Sold            -6,000       11.01

            (d) N/A

            (e) 3/22/2006

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            N/A

Item 7.     Material to be Filed as Exhibits

            N/A

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.

April 10, 2006                             /s/ DAVID NIERENBERG
-----------------                          -------------------------------------
                                           President
                                           Nierenberg Investment Management
                                           Company, Inc., the General Partner of
                                           The D3 Family Funds